Exhibit 15.1

December 1, 2009

Lowe’s Companies, Inc.
Mooresville, North Carolina

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited consolidated interim financial information of Lowe’s Companies, Inc. and subsidiaries for the fiscal periods ended October 30, 2009 and October 31, 2008, as indicated in our report dated December 1, 2009; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended October 30, 2009, is incorporated by reference in the following Registration Statements:

• Registration Statement No. 33-29772 on Form S-8,
• Registration Statement No. 33-54499 on Form S-8,
• Registration Statement No. 333-34631 on Form S-8,
• Registration Statement No. 333-89471 on Form S-8,
• Registration Statement No. 333-73408 on Form S-8,
• Registration Statement No. 333-97811 on Form S-8,
• Registration Statement No. 333-114435 on Form S-8,
• Registration Statement No. 333-138031 on Form S-8,
• Registration Statement No. 333-143266 on Form S-8,
• Registration Statement No. 333-155748 on Form S-3ASR, and
• Registration Statement No. 333-161697 on Form S-3ASR.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina